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                                                                      EXHIBIT 12

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


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
                                      Three Months Ended
                                          March 31,                          Year Ended December 31,
                                     --------------------    --------------------------------------------------------
                                       1997        1996        1996        1995        1994        1993        1992
                                     --------    --------    --------    --------    --------    --------    --------
Interest Expense                     $ 29,600    $ 37,600    $142,100    $151,000    $ 73,300    $ 80,900    $ 92,500
Estimated Interest Portion
  of Rent Expense                       4,815       4,431      17,362      16,865      19,289      20,701      16,178
                                     --------    --------    --------    --------    --------    --------    --------
Fixed Charges                        $ 34,415    $ 42,031    $159,462    $167,865    $ 92,589    $101,601    $108,678
                                     ========    ========    ========    ========    ========    ========    ========

Income From Continuing
  Operations Before Income Taxes     $125,300    $105,700    $558,000    $478,000    $504,700    $506,000    $392,100
Add:  Fixed Charges                    34,415      42,031     159,462     167,865      92,589     101,601     108,678
      Dividends From Less Than
      50% Owned Companies                  --          --         359         968         835       2,395       2,278
Less: Equity in Earnings
      of Less Than 50% Owned
      Companies                          (412)       (640)     (1,281)     (1,000)     (1,900)     (1,200)     (1,900)
                                     --------    --------    --------    --------    --------    --------    --------
Earnings Before Fixed Charges        $159,303    $147,091    $716,540    $645,833    $596,224    $608,796    $501,156
                                     ========    ========    ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges     4.6x        3.5x        4.5x        3.8x        6.4x        6.0x        4.6x
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